Exhibit 99.1

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
212-492-8920
ir@wpcarey.com

Press Contact:
Meaghan Repko / Jonathan Keehner
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Mark J. DeCesaris to Retire as CEO of W. P. Carey at Year End;
Jason E. Fox Named as Successor

NEW YORK, NY – November 3, 2017 – W. P. Carey Inc. (NYSE: WPC), an internally-managed net lease real estate investment trust, today announced that Mark J. DeCesaris will retire as Chief Executive Officer and a member of the Board of Directors, effective December 31, 2017. Jason E. Fox, current President of W. P. Carey, will succeed Mr. DeCesaris as Chief Executive Officer and a member of the Board upon his retirement. John J. Park, Director of Strategy and Capital Markets, will succeed Mr. Fox as President.

Benjamin H. Griswold, IV, Chairman of the W. P. Carey Board of Directors, said, “Mark has been instrumental to W. P. Carey’s significant progress over his 12-year tenure and over the past two years as CEO, in particular. Under Mark’s leadership, the Board and management team thoroughly reviewed the Company’s strategic alternatives and implemented a plan to focus on its core net lease investment expertise. Today, W. P. Carey is a stronger company with a well-defined strategy of owning a portfolio of diversified, high-quality net lease assets. We are grateful to Mark’s innumerable contributions and are pleased that there will be a seamless transition of leadership responsibilities.

Mr. Griswold continued, “Jason’s expertise and tenure as head of the Company’s Global Investments Team uniquely position him to lead W. P. Carey well into the future. Importantly, Jason’s appointment reflects the Company’s investment-centric culture and ensures both continuity and stability going forward.”

Mark DeCesaris, Chief Executive Officer of W. P. Carey, said, “I am fortunate to have had the opportunity to be involved with W. P. Carey during such an important time in its history and I am proud of all that we have accomplished. This transition comes at a time of strength for W. P. Carey, having created a simpler, more efficient company with a long-term strategy of focusing exclusively on growing its portfolio of diversified, high-quality net lease assets. As the Company enters its next phase, Jason is the ideal choice to lead our talented management team and ensure the Company remains on track for continued success and value creation.”

Jason E. Fox, said, “I look forward to continuing to work with the senior management team to advance our objectives — enhancing value and maintaining W. P. Carey’s status as the leading diversified net lease REIT. As we build on the Company’s positive momentum, we will maintain the investment discipline and active portfolio management philosophy that have been the hallmarks of W. P. Carey’s success since its founding nearly 45 years ago.”

About Jason E. Fox

Jason Fox was appointed President of W. P. Carey Inc. in 2015, prior to which he served as Head of Global Investments from 2015 to 2016 and Co-Head from 2011 to 2015. Mr. Fox currently manages the firm’s investment and asset management activity on behalf of W. P. Carey and its CPA® series of non-traded REITs and has been responsible for more than $10 billion of acquisitions since joining in 2002.

Before joining W. P. Carey, Mr. Fox worked at the Spectrem Group, a consulting and M&A advisory firm in San Francisco. Prior to Spectrem, he spent two years teaching mathematics and physics at The Hotchkiss School in Connecticut. Mr. Fox is a magna cum laude graduate of the University of Notre Dame, where he earned a B.S. in Civil Engineering and Environmental Science. He received his M.B.A. from Harvard Business School.

W. P. Carey Inc.

W. P. Carey Inc. is a leading internally-managed net lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions primarily for companies in the U.S. and Europe. At September 30, 2017, the Company had an enterprise value of approximately $11.4 billion. In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of investment programs with assets under management of approximately $13.2 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.
www.wpcarey.com